Exhibit (b)(10)

Ninth Amendment to Credit Agreement
This Ninth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of March 23, 2018, by and among Alpha Core Strategies Fund, a Delaware statutory trust (“Strategies Fund”), Equity Long/Short Opportunities Fund, a Delaware statutory trust (“Departing Borrower”; Strategies Fund and the Departing Borrower shall be referred to herein as the “Borrowers” and individually as a “Borrower”), and Bank of Montreal, Chicago Branch (the “Lender”).
Preliminary Statements
A.          The Borrowers and the Lender are parties to that certain Credit Agreement dated as of February 29, 2012, as amended (the Credit Agreement, as in effect on the date hereof, being referred to herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.          The Borrowers have requested that the Lender make certain amendments to the Credit Agreement, and the Lender is willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as of the date hereof as follows:
1.1.          The defined term “Termination Date” set forth in Section 4.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“Termination Date” shall mean March 22, 2019, or such other date on which the Commitment shall terminate as provided in this Agreement.
1.2.          Exhibit C and Schedule I of the Credit Agreement shall be replaced in their entirety with Exhibit C and Schedule I, respectively, attached hereto.
1.3.          The Borrowers and the Lender hereby acknowledge and agree that upon satisfaction of the conditions set forth in Section 2 below: (i) the Departing Borrower shall no longer be a Borrower under the Credit Agreement, (ii) any reference in the Credit Agreement and the other Loan Documents to the Departing Borrower shall no longer have any force and effect, (iii) the Lender shall no longer honor any request for Loans and other extensions of credit made by the Departing Borrower, and (iv) except for indemnification and similar contingent obligations which by their terms expressly survive the termination of the Credit Agreement, the Departing Borrower shall be released from its obligations under the Credit Agreement.

Section 2.	Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
2.1.          The Borrowers and the Lender shall have executed this Amendment.
2.2.          The Lender shall have received a certificate of good standing for Strategies Fund (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the offices of the Delaware Secretary of State.
2.3.          There shall be no Obligations owing by Long/Short Fund.
2.4.          Legal matters incident to the execution and delivery of this Amendment by the Borrowers and to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel.

Section 3.	Representations.
In order to induce the Lender to execute and deliver this Amendment, Strategies Fund hereby represents to the Lender as of the date hereof after giving effect to the Amendment that:
(a)          the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of such Borrower delivered to the Lender);
(b)          Strategies Fund is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment;
(c)          there has been no amendment, modification, supplement or restatement to Strategies Fund’s Organizational Documents on file with the Lender and such Organizational Documents are in full force and effect on the date hereof; and
(d)          the resolutions of Strategies Fund delivered to the Lender in connection with the Credit Agreement have not been amended, modified, supplemented or revoked and such resolutions are in full force and effect on the date hereof.

Section 4.	Miscellaneous.
4.1.          Except as specifically amended herein and in the prior amendments, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, any Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.          This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by the internal laws of the State of Illinois.
4.3.          The Borrowers agree to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Lender.
[Signature pages to Follow]

This Ninth Amendment to Credit Agreement is entered into as of the date and year first above written.

Alpha Core Strategies Fund

	By:	/s/ Robert D. DiCarlo
		Name:	Robert D. DiCarlo
		Its:	President

Equity Long/Short Opportunities Fund, as the Departing Borrower

	By:	/s/ Robert D. DiCarlo
		Name:	Robert D. DiCarlo
		Its:	President

Accepted and agreed to.

Bank of Montreal, Chicago Branch, as Lender

	By:	/s/ Nicholas Buckingham
		Name:	Nicholas Buckingham
		Its:	Director

Exhibit C
Compliance Certificate
This Compliance Certificate is furnished to Bank of Montreal (Chicago Branch) (the “Lender”) pursuant to that certain Credit Agreement dated as of February 29, 2012 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), among Alpha Core Strategies Fund (“Strategies Fund”),  any other funds becoming party thereto pursuant to Section 1.5 thereof (collectively with Strategies Fund, the “Borrowers”) and the Lender.  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
The Undersigned hereby certifies that:
1.          I am the _____________ of 50 South Capital Advisors, LLC, as Advisor for the Borrowers;
2.          I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers during the accounting period covered by this Compliance Certificate; and
3.          Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Sections 7.20 and 7.21 of the Credit Agreement, all of which data and computations are, true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which such Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto, are made and delivered this _____ day of _________, 201_.

50 South Capital Advisors, LLC

By
Name:
Title:

Schedule I
 to Compliance Certificate
Compliance Calculations for
Credit Agreement
Dated as of February 29, 2012
Calculations as of _________, 201___
Fund	Minimum # of managers	Maximum allocation to single manager	Maximum allocation to top five managers	Minimum fair market value of investments redeemable on a quarterly basis or more frequent as a % of Total Eligible Assets	Maximum Loss in single month	Maximum net loss in previous trailing 12 month period	Maximum leverage
Alpha Core Strategies Fund	25	12.5%	35%	50%	7.5%	15%	10%
ACTUAL

Schedule I
Covenant Requirements

Borrower	Minimum Number of Investment Managers 7.21(a)	Maximum Allocation 7.21(b)	Maximum Allocation 7.21(c)	Minimum Redeemable Amount 7.21(d)
Alpha Core Strategies Fund	25	12.5%	35%	50%